Vecinity Inc. – 2024 Equity Incentive Plan

1.Name. This plan, as adopted by the Board of Directors of Vecinity Inc. (the “Company”) on February 20, 2024 and as amended from time to time, shall be known as the “Vecinity Inc. – 2024 Equity Incentive Plan” (the “Plan”).

2.Purpose of the Plan. The purposes of this Plan are to enable the Company to link the compensation and benefits of individuals and entities providing services to the Company and/or its Affiliates with the success of the Company and with long-term stockholder value.

3.Headings and Definitions
3.1.The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2.In this Plan, the following terms shall have the meanings set forth beside them:

“Affiliate”	Any Parent or Subsidiary as such terms are defined under Section 424 of the Code;
“Applicable Law”
The legal requirements applicable to the administration of equity incentive and stock awards plans, any applicable laws, rules and regulations of the United States of America and any country, state or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations;

“Award”	An Option or Stock Award granted under the Plan;
“Award Agreement”	A written agreement between the Company and a Participant or a notice provided by the Company setting forth the terms and conditions under which Awards are granted to a Participant;
“Board”
The Company’s Board of Directors, or, subject to Applicable Law and the Company's incorporation documents, including the Certificate of Incorporation and By-laws, any committee empowered by the Board for the purpose of implementation of this Plan (or any aspect thereof);

“California Participant”	Shall mean a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code.

“Cause”
Irrespective of any definition included in any other document held by a Participant and unless otherwise determined by the Board in the Participant’s Award Agreement, the term Cause shall include any of the following-
(a) A breach of any material provision of the employment terms or consulting agreement between the Company or an Affiliate and a Participant, including but not limited to, a breach of any confidentiality duty of a Participant (including in regards to the confidentiality of this Plan and any grant made thereunder), inappropriate use of confidential information of the Company or an Affiliate or an event of breach of trust or breach of any non-competition obligation of a Participant;
(b) Any act which constitutes a breach of a Participant’s fiduciary duty and duty of loyalty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate and acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds or promises to receive either, from individuals, Consultants or corporate entities that the Company or an Affiliate does business with;
(c) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate;
(d) Any conduct or omission by, or state of affairs related to, the Participant reasonably determined by the Board to be materially detrimental to, or against the interests of, the Company or an Affiliate;
(e) Any conviction of any felony involving moral turpitude or affecting the Company or an Affiliate;
(f) Circumstances justifying the revocation and/or reduction of a Participant’s entitlement to severance pay under Applicable Law;
(g) Substantial and continuing refusal or neglect by a Participant to perform the duties requested of him/her (including without limitation, abiding by policies relating to confidentiality and reasonable workplace conduct) provided such duties are expected to be performed by a person engaged for a similar capacity (other than as a result of death, illness or other objective incapacity); or

(h) Any other reason which is defined as Cause in the Participant’s offer letter for employment or consulting agreement;

For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board and shall be final and binding on the Participant;

“Code”
Shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation;

“Common Stock”	Shall mean the common stock of the Company;
“Company”
Vecinity Inc., a company incorporated under the laws of the State of Delaware, or any Successor Company resulting from the merger or consolidation of the Company in which the Company is not the surviving entity, or any company which assumes the Plan within any M&A Transaction or Structural Change;

“Consultant”
Shall mean any natural person or entity, except an Employee, engaged by the Company or an Affiliate, in order to render bona fide services to such company, including any individual engaged by an entity providing services to the Company or an Affiliate as aforementioned, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Shares;

“Director”	Shall mean any member of the Board or the board of directors of any Affiliate;
“Employee”
Shall mean any person, who has signed an employment agreement and has commenced employment with the Company or any Affiliate, or anyone who is on the payroll of such company and specifically excluding anyone who may under Applicable Law be deemed an employee of the Company or an Affiliate (and for purposes of Incentive Options, an Employee of the Company or of any Parent or Subsidiary of the Company, as such terms are defined in Code Section 424 );

“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise an Option and to purchase one Share;
“Expiration Date”
With respect to an Option, the earlier of (i) the time such Option is fully exercised, or (ii) ten (10) years from the Grant Date of such Option, or (iii) the time on which such Option expires in accordance with Sections 11 and 13 below; with respect to a Stock Award – (i) the time such Stock Award is fully vested, or (ii) the time on which such Option expires in accordance with Sections 11 and 13 below;

“Exchange Act”	Shall mean the United States Securities Exchange Act of 1934, as amended, as amended from time to time.

“Fair Market Value”
Shall mean, as of any date, the value of the Common Stock of the Company determined as follows:
(i) If the Common Stock is listed on any recognized Stock Exchange, the Fair Market Value shall be the closing sales price for such Common Stock (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;
 (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, or;
(iii) In the absence of any of the above, the Fair Market Value thereof shall be as determined in good faith by the Board of Directors of the Company;

(iv) For Options that are Incentive Options, in the absence of either (i) or (ii) above, the value that is determined in good faith by the Board as of the day of determination to be the Fair Market Value; provided that the Board shall make such determination in accordance with Code Section 422(c)(1) and all applicable US Tax Regulations and other applicable guidance promulgated pursuant thereto; and

(v) For Options that are not Incentive Options but are granted to US Participants, in the absence of either (i) or (ii) above, the value that is determined by the Board as of the day of determination to be the Fair Market Value pursuant to applicable US Tax Regulations and other applicable guidance promulgated pursuant to Code Section 409A;

“Grant Date”	The date of the Board resolution approving the grant of the Awards, unless otherwise determined by the Board;
“Incentive Option”	Any Option that is granted as an “incentive stock option” within the meaning of Section 422 of the Code.

“M&A Transaction”
Any of the following (excluding any Structural Change or Spin-off Transaction):
(a) A sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;
(b) A merger (including a reverse triangular merger), consolidation, amalgamation or like transaction of the Company with or into another entity or a scheme of arrangement for the purpose of effecting such following which all or substantially all of the stockholders of the Company immediately prior to the merger are no longer stockholders of the Company either directly or indirectly; or
(c) A sale of all or substantially all of the Common Stock of the Company to a third party unrelated to the current stockholders of the Company, whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement;
Subject to specific confirmation of the Board the definition may also include any purchase by a current stockholder of the Company (whether directly or indirectly) of all of the share capital of the Company not owned by such stockholder immediately prior to the acquisition;

“Nonqualified Stock Option”	Shall mean an Option other than an Incentive Option.
“Option”	An option to purchase one Share, granted to a Participant subject to the provisions of this Plan and the applicable Option Agreement;
“Option Agreement”	A written agreement between the Company and a Participant or a notice by the Company setting forth the terms and conditions under which Options are granted to a Participant;
“Participant”	Shall mean anyone to which an Award was granted in accordance with Section 5 of the Plan;
“Plan”	Shall mean this Vecinity Inc. 2024 Equity Incentive Plan, including any amendments thereto;
“Restricted Stock”	A grant of a Share subject to restrictions, to a Participant, subject to the provisions of this Plan and the applicable Award Agreement;
“Restricted Stock Unit”	A contingent right to be issued one Share upon the applicable Vesting Date, subject to the provisions of this Plan and the applicable Award Agreement;

“Rule 16b-3”	Means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated under Section 16 of the Exchange Act.
“Share”	Shall mean a share of the Common Stock of the Company, which is issued or issuable to a Participant upon grant, exercise or vesting of an Award;
“Spin-off Transaction”
Any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the stockholders of the Company hold the same respective ownership stakes they are then holding in the Company [i.e. – transfer of assets to a 'sister company' of the Company];

“Stock Award”	A Restricted Stock or Restricted Stock Unit;
“Stock Exchange”	Any stock exchange, on which the Common Stock of the Company are listed, or such other market or a national market system, on which the Company’s Common Stock’s prices are regularly quoted;
“Structural Change”
Any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the Common Stock of the Company outstanding immediately prior to such transaction continues to represent, or is converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the stock capital of the surviving, acquiring or resulting corporation;

“Successor Company”
Shall mean any entity with or into which the Company was merged or consolidated, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or Common Stock, including any parent of such entity;

“Tax”
Any applicable tax and other compulsory payments such as social security and health tax contributions required to be paid under any Applicable Law in relation to the Awards or the rights deriving there-from;

“Termination”
For an Employee, the termination of employment, for a Director the termination of directorship and for a Consultant, the expiration, or termination of such person’s consulting or advisory relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Award Agreement;

For the purpose of this Plan the following shall not be considered as Termination (i) for an Employee – paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty or any other leave of absence authorized in writing by the Board; and (ii) for a Consultant – any temporary interruption in such person’s availability to provide services to the Company and/or an Affiliate, which has been authorized in writing by the Board;

Termination shall not include any transfer of a Participant between the Company and any Affiliate or between Affiliates, nor shall it include any change in a Participant's engagement status between an "Employee", "Director" and "Consultant" and vice versa (without derogating the different tax implications that may result from such change of status);

“Termination Date”
With regard to any Employee, the first date following the Grant Date on which there are no longer employment relations between such Employee and the Company or an Affiliate, for any reason whatsoever; however, for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate to the Employee;

With regard to any Consultant, the earlier of (i) the date of termination of the agreement between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice regarding such termination of agreement was sent by the Company or an Affiliate, or by the Consultant, to the other party;

With regards to a Director, the first date following the Grant Date on which the individual no longer serves as a member of the applicable board of directors;

“Transfer”	With respect of any Award or Share – the sale, assignment, transfer, pledge, mortgage or other disposition thereof or the grant of any right to a third party thereto;
“US Participant”	A Participant who is a resident of the United States or who is deemed to be a resident of the United States for tax purposes upon the Grant Date;

“US Tax Regulations”	Any Treasury Regulation promulgated (or, to the extent applicable, proposed) pursuant to an applicable provision of the Code;
“Vesting Date”	The date upon which the Award becomes vested or released from restrictions, as determined in accordance with this Plan and set forth in the Award Agreement.

4.Administration of the Plan

4.1.The Board shall have the power to administer the Plan.

4.2.Subject to the provisions of the Plan, any Applicable Law and the Company's incorporation documents, the Board shall have the authority, at its discretion: (i) to grant Awards to Participants; (ii) to determine the terms and provisions of each Award granted (which need not be identical), including, but not limited to, the number of Awards to be granted to each Participant, provisions concerning the time and the extent to which the Awards may vest, the underlying Shares sold and (except as to Incentive Options) the nature and duration of restrictions as to the Transferability of Awards and/or Shares; (iii) to amend, modify or supplement (with the consent of the Participants which are adversely affected by such amendment) the terms of each outstanding Award, unless included otherwise under the terms of the Plan; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreements and rules governing the grant of Awards in jurisdictions in which the Company or any Affiliate operate; (vi) to authorize conversion or substitution under the Plan of any or all Awards or Shares and to cancel or suspend Awards, as necessary, provided that, unless consent is received from the Participants, the interests of the Participants are not materially harmed; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to exercise in whole or in part, any previously granted Options or vest in whole or in part any previously granted Stock Award; (viii) to determine the effect of any increase or decrease of scope of engagement of a Participant on the vesting schedule of previously granted Options; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3.This Plan shall apply to grants of Awards made following the adoption of this Plan by the Board.

4.4.All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.

5.Eligibility. Awards may be granted to Employees, Directors or Consultants, provided that if services have not commenced, the grant will be made subject to commencement of actual services. The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify him or her from participating in any other grant of Awards pursuant to the Plan or any other award or stock plan of the Company or an Affiliate. Incentive Options may only be granted to Employees who are permitted to receive such Options under the definition of Incentive Options.

6.Shares Reserved for the Plan.

6.1.    The Company during the term of this Plan will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the Awards granted under the Plan and any other stock and equity incentive plans which may be adopted by the Company in the future, subject to any adjustment made to the capital stock of the Company by way of stock split, reverse stock split, distribution of stock dividend or similar recapitalization events, at any time hereafter. The Shares may be authorized but unissued Common Stock, or reacquired Common Stock of the Company. If an Option should be forfeited, canceled, exchanged surrendered; expire; or become un-exercisable for any reason without having been exercised in full, the Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Other than with respect to Incentive Options, Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan.

    6.2.     The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Options shall not exceed 200,000 Shares (the “ISO Share Limit”) (subject to adjustment as provided in section 13 of the Plan).

6.3.     The Shares constitute part of the Common Stock of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the Common Stock of the Company, subject to the provisions of this Plan and the Award Agreement. Any change of the Company’s Certificate of Incorporation and By-laws, which may change the rights attached to the Company’s Common Stock, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

6.4.    The grant of Awards under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes or series of capital stock, including classes of stock which may in any manner have any rights, preferences or privileges over the currently existing Shares which are offered to Participants under this Plan. The grant of Awards under this Plan shall not entitle any Participant to receive any compensation (other than adjustments as provided herein) in the event of any change of the Company’s capital, a Structural Change, a Spin-Off Transaction, a M&A Transaction or a Liquidation, all as detailed in Section 13 below.

7.Options

7.1.Grant

7.1.1.The Board may grant Options from time to time at its sole discretion. The Options granted pursuant to the Plan, shall be evidenced by a written Option Agreement. Each Option Agreement shall state, among other matters, whether the Options are either an Incentive Option or a Nonqualified Stock Option, the number of Options granted, the Vesting Dates, the Exercise Price, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

7.1.2.Notwithstanding the foregoing, each Option shall have its Exercise Price set at or above the applicable price per Share and shall otherwise be subject to the terms and conditions required in the Code, including, without limitation, terms applicable to Incentive Options pursuant to Code Section 422 and the applicable US Tax Regulations thereunder.

7.1.3.Notwithstanding the foregoing, each Option that is not an Incentive Option but that is granted to a US Participant shall have its Exercise Price set at or above the Fair Market Value per Share purchasable under such Option (determined as of the Grant Date of such Option) and otherwise shall be priced and shall be subject to such terms and conditions as required under Code Section 409A and the applicable US Tax Regulations and any applicable guidance thereunder in order to exempt such Option (to the maximum extent possible) from the requirements of Code Section 409A.

7.1.4.Special Requirements for Incentive Options.

7.1.4.1. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Option is granted.

7.1.4.2. No Incentive Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Option is at least 110% of the Fair Market Value of a share of Company at the time such Incentive Option is granted and (B) such Incentive Option is not exercisable after the expiration of five years from the date such Incentive Option is granted.

7.2.Vesting

7.2.1    The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Options that will vest. The Board may set vesting criteria based upon continued employment or engagement with the Company or any Affiliate or based upon both continued employment or engagement and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Board in its discretion. The vesting conditions and schedule shall be set in the applicable Option Agreement. No Option shall be exercised after the Expiration Date. The vesting provisions of individual Options may vary.

7.2.2    Unless determined otherwise by the Board, the vesting of the Options shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and each of the remaining Vesting Dates shall be postponed by the number of days of such period of un-paid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, the following shall not postpone the vesting of the Options: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, and military reserve duty.

7.2.3    Subject to specific approval of the Board, and despite the above, an Option Agreement may, but need not, include a provision whereby a Participant may elect at any time before the Participant’s Termination Date to exercise all or part of the un-vested portion of the Options, subject to the terms specified in the Option Agreement (“Early Exercise Mechanism”). Any unvested Shares so purchased will be subject to a repurchase right in favor of the Company and to all other restrictions as described in the Company’s form of Early Exercise Share Purchase Agreement unless the Board determines otherwise. The terms of any repurchase right will be specified in the applicable Option Agreement and Early Exercise Share Purchase Agreement.

7.2.4    The vesting of the Options shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

7.3.An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate.

7.4.Exercise of Options
7.4.1.An Option shall be exercised by submission to the Company of a notice of exercise, in a form set by the Company, accompanied by payment as hereinafter described. The exercise of an Option shall occur upon receipt of a notice of exercise by the Company accompanied by payment in full of the Exercise Price payable for each of the Shares being purchased pursuant to such exercise, and as soon as practicable thereafter, and subject to the provisions of Section 10.3 below, the Company will issue the Share(s) underlying such exercised Option, provided that the Shares so issued shall not be delivered to the Participant or any third party unless and until all applicable Tax was paid to the Company’s full satisfaction and subject to compliance with Applicable Law.

7.4.2.Except as otherwise provided in the Plan or in an Option Agreement, an Option may be exercised in full or in part, subject to the Expiration Date, provided it is not exercised for a fraction of a Share, as further detailed in Section 10.3 below.

7.4.3.Notices of exercise of Options, which are submitted after the Expiration Date, or which do not contain all of the details required by the exercise form, shall not be accepted and shall have no force whatsoever.

7.4.4.The Participant shall sign any document required under any Applicable Law or by the Company for the purposes of issuance of the Shares.

7.4.5.As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.4.6.If so requested by the Company upon exercise of any Option, and as a condition to the exercise of any Option, the Participant shall join as a party to any agreement between the Company and its stockholders setting forth certain obligations of the Company's stockholders and certain restrictions and limitations on the transfer shares of stock in the Company including, without limitation, the terms of a "bring along" provision, by executing any document, including any joinder or adoption agreement, as shall be required by the Company.

7.5.Consideration

7.5.1.The Exercise Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with Applicable Law, subject to any guidelines as may be determined by the Board from time to time, provided that the Exercise Price of each Share subject to an Option granted to a U.S. Participant shall not be less than the Fair Market Value per Share as detailed in Sections 7.1.2 and 7.1.3 above. Each Option Agreement will contain the Exercise Price determined for each Option covered thereby.

7.5.2.The Exercise Price shall be paid in cash or cheque at the time the Option is exercised, or by any other means as determined by the Board. Should the Company's Common Stock be listed for trade on a Stock Exchange the Board may consider allowing a cashless exercise, or any other exercise method, subject to the provisions of Applicable Law. If, as of the date of exercise of an Option the Company is then permitting cashless exercises, the Participants will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the Applicable Laws and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any Tax.

7.5.3.The Exercise Price shall be denominated in the currency of the primary economic environment of, at the Board’s discretion, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid).

8.Restricted Stock

8.1.The Board will determine to whom an offer will be made to purchase Restricted Stock and the terms of such offer including the number of Shares, the purchase price to be paid by the Participant, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock, subject to the following terms and conditions. The Restricted Stock shall be subject to a written Award Agreement between the Company and the Participant, in such form as the Board shall from time to time approve. The Restricted Share Award will be accepted by the Participant’s execution and delivery of the Award Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Award Agreement is delivered to the person in electronic or written form. If such person does not execute and deliver the Award Agreement along with full payment for the Shares to the Company within such thirty (30) days, then the offer will terminate, unless otherwise determined by the Board. Any certificates representing the Restricted Stock shall bear such legends as shall be determined by the Board.

8.2.Beginning on the Grant Date and subject to the execution of an Award Agreement and the payment of the applicable purchase price for the Shares, the Participant shall become a stockholder of the Company with respect to all Restricted Stock and shall have all of the rights of a stockholder, including the right to vote such Shares, and the right to receive distributions made with respect to such shares, including regular cash dividends (except as otherwise provided by the Board); provided, however, that in the absence of a Board action to the contrary, any Shares or any other property (other than regular cash distributions) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as the shares covered by such Restricted Stock, as further detailed in the applicable Award Agreement.

8.3.The Participant shall not be permitted to transfer or sell Restricted Stock granted under the Plan prior to the lapse of the restrictions as detailed in the Award Agreement (the “Restriction Period”).
8.4.If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, certificates for Shares attributable to such Restricted Stock shall be delivered to the Participant (or, if certificates were previously issued, replacement certificates shall be delivered upon return of the previously issued certificates). All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law, applicable agreements to which the Participant is bound or other limitations imposed by the Board. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

8.5.Unless determined otherwise by the Board, the Restriction Period shall be postponed during any un-paid leave of absence. Upon return to service, the Restriction Period shall continue and be extended by the number of days of such period of un-paid leave. Despite the aforementioned, the following shall not postpone the Restriction Period: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, and military reserve duty.

The vesting of the Restricted Stock shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

If so requested by the Company upon grant or vesting of a Restricted Stock, and as a condition to the issuance of any Shares with no restrictions, the Participant shall join as a party to any agreement between the Company and its stockholders setting forth certain obligations of the Company's stockholders and certain restrictions and limitations on the transfer shares of stock in the Company including, without limitation, the terms of a "bring along" provision, by executing any document, including any joinder or adoption agreement, as shall be required by the Company.

9.Restricted Stock Units

9.1.Grant

9.1.1.The Board may grant Restricted Stock Units from time to time at its sole discretion. The Restricted Stock Units granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Restricted Stock Units granted, the Vesting Dates, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

9.2.Vesting.

8.2.1    The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will vest and the timing of the issuance of the Shares. The Board may set vesting criteria based upon continued engagement with or service to the Company or any Affiliate or based upon both continued engagement or service and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Board in its discretion including conditions relating to the occurrence of an IPO or M&A Transaction within a certain period of time. The vesting conditions and schedule shall be set in the applicable Award Agreement.

8.2.2    Unless determined otherwise by the Board, the vesting of the Restricted Stock Units shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and each of the remaining Vesting Dates shall be postponed by the number of days of such period of un-paid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, the following shall not postpone the vesting of the Restricted Stock Units: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty.

8.2.3    The vesting of the Restricted Stock Units shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates. Nevertheless vesting conditions may change to comply with local tax implications provided that any change to vesting shall be subject to the written consent of the Participant.

9.3.Settlement of Restricted Stock Units. Following vesting of the Restricted Stock Units, the Company shall issue Shares within reasonable time in the name of the Participant, subject to compliance with Applicable Law and payment of any tax liability associated with such issuance.

9.4.Voting Rights. The holders of Restricted Stock Units shall have no voting rights until Shares are issued upon settlement of the Restricted Stock Units.

9.5.Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

9.6.Assignment or Transfer of Restricted Stock Units. Except as otherwise provided in the applicable Award Agreement and then only to the extent permitted by applicable law, Restricted Stock Units shall not be anticipated, assigned, attached garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section shall be void. However, this Section shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Restricted Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Restricted Stock Units by will or by the laws of descent and distribution.

9.7.Dividend Equivalent Payments.  The Board may permit Participants holding Restricted Stock Units to receive payments on outstanding Restricted Stock Units equivalent to amounts paid by way of dividend if and when dividends are paid to holders on Shares.  At the sole discretion of the Board, such dividend equivalent may either be paid at the same time as dividend payments are made to stockholders or delayed until such time as the Shares are issued pursuant to the Restricted Stock Units and may be subject to the same vesting requirements as the Restricted Stock Units.  If the Board permits dividend equivalent payments to be made on Restricted Stock Units, the terms and conditions for such payments will be set forth in the Award Agreement.

10.Terms and Conditions of the Awards. Awards granted under the Plan shall be evidenced by the related Award Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Award Agreement not inconsistent therewith, as the Board shall determine:

10.1.Non-Transferability of Awards. Unless otherwise determined by the Board (except in the case of an Incentive Option), an Award shall not be Transferable by the Participant other than in accordance with Section 11.2.1.2 below. Awards or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

10.2.One Time Benefit. The Awards and underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating any required severance compensation under any Applicable Law, if applicable.

10.3.Fractions. An Award may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Award, the Company shall convert any such fraction of an Award, which represents a right to receive 0.5 or more of a Share, to one Share and shall extinguish any such fraction of an Award, which represents a right to receive less than 0.5 of a Share without issuing any Shares.

10.4.Term. No full or partial exercise or vesting of an Award shall be carried out following the Expiration Date of such Award.

11.Termination of Employment or Engagement.

11.1.Unvested Awards. Unless otherwise determined by the Board, in the case of Termination: (i) any Option or Restricted Stock Unit or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date and (ii) any Restricted Stock which is still subject to restrictions shall be subject to the repurchase rights of certain parties specified in the Plan and/or in the Award Agreement.

11.2.Vested Options

11.2.1.Termination other than for Cause.

11.2.1.1.Unless otherwise determined by the Board, in the case of Termination other than for Cause, any Option or portion thereof that is vested as of the Termination Date may be exercised but only within such period (subject, however, to the provisions of Section 13 below concerning early expiration or other treatment upon certain events) of time ending on the earlier of (i) ninety (90) days following the Termination Date, or (ii) the Expiration Date, but only to the extent to which such Option was vested at the time of the Termination Date. If, after the Termination Date, the Participant does not exercise his or her Option within the time specified above or in the Option Agreement, the Option shall automatically expire.

11.2.1.2.Unless otherwise determined by the Board, in the event of (i) Termination as a result of the Participant’s death or disability or (ii) the Participant dies within the period stated in Section 11.2.1.1, then the Option may be exercised (to the extent vested as of the date of death) by the Participant in the event of disability, the Participant’s legal guardian, the Participant’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance (the “Assignees”), but only within the period (subject, however, to the provisions of Section 13 below concerning early expiration or other treatment upon certain events) ending on the earlier of (1) the date twelve (12) months following the date of death or the Termination Date due to disability (as the case may be) (or such longer or shorter period specified in the Option Agreement) or (2) the Expiration Date. If, after death or termination due to disability (as the case may be), the Option is not exercised within the time specified herein, the Option shall expire. The Transfer of Options to any Assignee shall be subject to the provision of a written notice to the Company and to the execution by the Assignee of any documents required by the Company. All of the terms of any Option, whether in this Plan, the Option Agreement and/or any other document in respect of such Option, shall be binding upon the Assignees.

11.2.1.3.If the exercise of an Option following the Termination Date or death would be prohibited at any time solely because the issuance of Shares would violate requirements of any Applicable Law, then the Option shall expire: (i) in the event of a Termination - at the end of a period of ninety (90) days in the aggregate, or (ii) in the event of death - at the end of a period of twelve (12) months in the aggregate, during which the exercise of the Option would not be in violation of such requirements.

11.2.1.4.It is clarified that during such periods following the Termination Date the Participant's entitlement to Awards shall not continue to vest.

11.2.1.5.The Board shall have the sole authority to extend the exercise periods detailed in Sections 11.2.1.1 – 11.2.1.3 above at its sole discretion; provided however, that except with the consent of the Participant affected thereby, no such extension shall be made (i) with respect to any Incentive Award that would constitute an extension or renewal of the Award pursuant to Code Section 424(h) or any US Tax Regulations or other guidance thereunder or (ii) with respect to any Award held by a US Participant that would constitute an extension or renewal of the Award pursuant to Code Section 409A or any US Tax Regulations or other guidance thereunder.

11.2.2.    Termination for Cause. If a Participant’s employment or engagement with the Company is terminated for Cause, any Award or portion thereof that has not been exercised as of the Termination Date shall immediately expire on the Termination Date.

11.3.No Participant shall be entitled to claim against the Company that he or she was prevented from continuing to vest Awards as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Awards which would have vested in his favor had such Participant’s employment or engagement with the Company not been terminated.

12.No Right to Employment, Service, Awards or Shares. The grant of an Award, the vesting of any Award or the issuance of a Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant or the service of a Director and shall not lessen or affect the Company's or an Affiliate's right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause, even if such Termination is immediately prior to the vesting of any Award. No Participant or other person shall have any claim to be granted any Awards or to the vesting of any Awards, whether expired immediately following grant or prior to vesting. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards and the Board's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Awards or Shares.

13.Adjustments to the Shares subject to the Plan

13.1.Adjustment Due to Change in Capital. If the Common Stock of the Company shall at any time be changed or exchanged by distribution of a stock dividend (bonus stock), stock split, combination or exchange of stock, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Shares subject to the ISO Share Limit, the number and class of the Shares underlying the Awards subject to the Plan and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the Awards and the total Exercise Price of the Options, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Common Stock or other issuance of shares by the Company. Fractions of shares shall be dealt with in accordance with the provisions of Section 10.3 above. Except as expressly provided herein, no issuance by the Company of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Awards or Exercise Price of Shares underlying an Option. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary. Except with the consent of the affected Participant, no adjustment shall be made under the Plan (i) with respect to an Incentive Option if the adjustment would constitute a modification of the Option pursuant to Code Section 424(h) or any US Tax Regulations or other guidance thereunder or (ii) with respect to any Option held by a US Participant if the adjustment would constitute a modification of the Option pursuant to Code Section 409A or any US Tax Regulations or other guidance thereunder.

13.2.Adjustment Due to a Structural Change. In the event of a Structural Change, the Shares underlying the Awards subject to the Plan shall be exchanged or converted into stock of the Company or Successor Company in accordance with the exchange effectuated in relation to the Common Stock of the Company, and the Exercise Price (if applicable) and quantity of shares underlying the Awards shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Board and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

13.3.Adjustment Due to a Spin-Off Transaction. In the event of a Spin-Off Transaction, the Board may determine that the holders of Awards shall be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the common stockholders of the Company within the Spin-Off Transaction, taking into account the terms of the Awards, including the vesting schedule and Exercise Price (if applicable). The determination regarding the Participant's entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

13.4.M&A Transaction.

13.4.1 Without derogating from the Board’s general power under the Plan, in the event of any M&A Transaction, the Board shall be entitled (but not obliged), at its sole discretion and without the Participant’s consent and action and without any prior notice requirement, to determine any of the following: (i) provide for an assumption or exchange of Awards and/or Shares for Awards and/or shares and/or other securities or rights of the Successor Company or parent or Affiliate thereof; and/or (ii) provide for an exchange of Awards or Shares for a monetary compensation (including for avoidance of doubt a cash-out of the Awards for the net value); and/or (iii) determine that all unvested Awards and un-exercised vested Options shall expire on the date of such M&A Transaction without payment; and/or (iv) determine that the exchange, assumption, conversion or purchase detailed above will be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the M&A Transaction in relation to the Common Stock of the Company and/or (v) provide for the acceleration of vesting of such Awards, as to all or part of the Shares, under such terms and conditions as the Board shall determine. The Board may determine, in its sole discretion, that upon completion of an M&A Transaction, the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem in good faith to be appropriate. In the case of assumption and/or substitution of Awards, and unless otherwise determined by the Board, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Award Agreements shall remain substantially unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Awards and/or Shares to Participants further to an M&A Transaction, as provided in this Section, shall be considered as full compliance with the terms of this Plan. The value of the exchanged Awards and/or Shares pursuant to this Section 14.4 shall be determined in good faith solely by the Board, based among others on the Fair Market Value, and its decision shall be final and binding on all the Participants.

Unless determined otherwise by the Board of Directors, and without derogating from the aforementioned, any Awards not assumed or exchanged for Awards and/or shares and/or other securities or rights or not cashed-out, shall expire immediately prior to the consummation of the M&A Transaction. Neither the authorities and powers of the Board under this Section 14.4, nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) as, inter alia, being a feature of the Award upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

13.4.2    For the purposes of this Section 13.4, the mechanism for determining the assumption or exchange as aforementioned shall be as may be agreed upon between the Board and the Successor Company.

13.4.3    Without derogating from the above, in the event of a M&A Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other stockholders selling their Company’s Common Stock as part of the M&A Transaction. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign stock transfer deeds in customary form in respect of the Shares held by such Participant and that such stock transfer deed shall bind the Participant.

13.4.4    Despite the aforementioned, if and when the method of treatment of Awards within the scope of an M&A Transaction determined according to the above will in the sole opinion of the Board prevent the M&A Transaction from occurring, or materially risk the M&A Transaction, the Board may determine different treatment for different Awards held by Participants such that not all Awards will be treated equally within the scope of the M&A Transaction.

13.4.5 In the event in which the exercise price of the Options is higher than the per-share value of the shares of the Company in such an M&A Transaction ("out-of-the-money awards"), the Board shall be entitled to cancel and terminate such Options effective upon consummation of the M&A Transaction without consideration

13.4.6    In the event in which the Awards shall be cancelled upon the M&A Transaction, the Company shall provide notice to such Participants in such manner as notice is provided regarding the M&A Transaction to any other stockholders of the Company not represented in the Board. Such notice shall be sent to the last known address of the Participants according to the records of the Company. The Company shall not be under any obligation to ensure that such notice was actually received by the Participants.

13.4.7 It is clarified that this Section 13.4 shall apply inter alia in the event of partial transactions which in the aggregate constitute an M&A Transaction in accordance with sub-Section (c) of the definition of M&A Transaction, and in each such transaction the Board shall have the full power and authority under this Section 13.4.

13.5.Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Awards will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

13.6.The Participants shall execute any documents required by the Company or any Successor Company or parent of affiliate thereof in order to affect any of the actions determined within the scope of this Section 13. The failure to execute any such document may cause the expiration and cancellation of any Award held by such Participant, as determined by the Board in its sole and absolute discretion.

14.Taxes and Withholding Tax
14.1.Any Tax imposed in respect of the Awards and/or Shares, including, but not limited to, in respect of the grant of Awards, and/or the exercise or vesting of Awards into Shares, and/or the Transfer, waiver, or expiration of Awards and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Company or an Affiliate by the Participants. Without derogating from the aforementioned, the Company and an Affiliate shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Participant from the Company or an Affiliate (if applicable).

14.2.The Company's obligation to deliver Shares upon grant, exercise or vesting of an Award or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

14.3.The Participants shall indemnify the Company and/or the applicable Affiliate immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company or the Affiliate, or which the Company or the Affiliate are required to pay. The Company and the Affiliate may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations. In addition, the Company shall be allowed to instruct the sale of Shares of a Participant in order to cover any tax liability such Participant may have in relation to his/her Awards.

14.4.For avoidance of doubt it is clarified that the tax treatment of any Awards granted under this Plan or any Sub-Plan is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future. For example - the Company may take actions which would have the purpose or effect of modifying, extending or renewing any Incentive Options (as the terms “modify,” “extend” or “renew” are employed in Code Section 424(h)) held by such Participant, if the Board deems it appropriate and required in its sole and absolute discretion.

14.5. The Company intends that Awards granted pursuant to the Plan to U.S. Participants be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Notwithstanding other provisions of this Plan or any Award Agreements hereunder, unless otherwise determined by the Board in its sole and absolute discretion, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, including as a result of the fact that the Participant is a “specified employee” under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section in good faith; provided that neither the Company, nor the Board or any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section and the compliance with the requirements under Section 409A of the Code. Without limiting the foregoing, unless otherwise determined by the Board in its sole and absolute discretion, the terms of Section 13 above as they relate to U.S. Participants shall be subject to the requirements and limitations of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following such effective date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after such effective date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

15.Registration of the Shares on a Stock Exchange

15.1.Should reorganization or certain other arrangements regarding the Company’s capital stock be necessary prior to the registration of the Company’s Common Stock or its respective depositary receipts on a Stock Exchange, such arrangements or reorganization may be also carried out in respect of the Participants and their Awards and/or Shares.

15.2.The Participant acknowledges that in the event that the Company’s Common Stock or its respective depositary receipts shall be registered for trading in any Stock Exchange, or in the event of a private offering of shares, the Participant’s rights to exercise their Options, vest in their Stock Awards or sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations and shall execute any undertaking requested by the Company in such respect.

15.3.The Company does not undertake to cause the Common Stock or the Shares to be listed on a Stock Exchange, or that the registration of the Common Stock or the Shares for trade, if at all, shall take place within a certain period of time.

16.The Rights Attached to the Shares

16.1.Equal Rights. The Shares constitute part of the Common Stock of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the Common Stock of the Company, subject to the provisions of this Plan and any Award Agreement. The Shares, being part of the Common Stock of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s Common Stock.

Any change of the Company’s Certificate of Incorporation, By-laws or any other incorporation document, which may change the rights attached to the Company’s Common Stock, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

The grant of Awards and issuance of Shares under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing Common Stock, which are offered to Participants under this Plan. Subject to Section 13.1 above, the grant of Awards and Shares under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.

16.2.Transfer and Sale of Shares. Any sale or transfer of Shares shall be in accordance with the Company's incorporation documents.

16.3.Bring Along. For the avoidance of doubt it is clarified that as part of the Common Stock of the Company, Shares issued upon exercise of Options or in connection to Stock Awards or in connection thereto shall be subject to any bring-along provision included in the incorporation documents of the Company or any stockholders agreement or similar agreement(s) by which some or all holders of the Common Stock of the Company are bound.

16.4.No Stockholder Rights. No Participant shall have any rights that a stockholder of the Company would otherwise have including, without limitation, voting in the Company’s meetings or receiving dividends, until such Shares are issued to the Participant. Following the issuance of such Shares by the Company, the Participant shall have the same voting rights as other holders of Common

Stock in the Company. Notwithstanding the aforesaid, and unless determined otherwise by the Board, as long as the Company’s Common Stock is not traded on a Stock Exchange, any Shares issued upon the exercise of Options or in connection to a Stock Award shall be voted by an irrevocable proxy, such proxy to be assigned to the person or persons designated by the Board. The Shares shall be voted by the proxy-holder in the same proportion as the votes of the other stockholders of the Company present and voting at the applicable meeting or executing the written consent in lieu of meeting. The Participants will be required, as a condition to the receipt of the Awards granted pursuant to this Plan and as a condition to the issuance of any Shares, to sign such a proxy. Unless otherwise determined by the Board, the proxy will be transferred upon any transfer of Shares unless such transfer occurs upon a M&A Transaction or upon or after an IPO of the Company.

16.5.Financial Statements. The Participant shall not be entitled to receive or review the Company's financial statements, even after the issuance of Shares and the register of the Participant as stockholder of the Company.

17.Repurchase Right

The following shall be subject to the receipt of any approval required by applicable law and shall be in effect until the listing of the Company’s Common Stock on a Stock Exchange:

17.1.Repurchase in the case of Termination for Cause: In the event that the Participant’s employment or engagement with the Company or an Affiliate is terminated for Cause, or if following Termination it is found that the Participant committed an act constituting Cause, any Shares already issued to the Participant as a result of grant, exercise or vesting of Awards shall be returned to the Company upon request of the latter for the lower of the original purchase price (the Exercise Price) and the then Fair Market Value of such Shares.

17.2.Repurchase in the case of working for a competitor: The Company shall have the right to purchase, for the lower of the original purchase price (the Exercise Price) and the then Fair Market Value, any Shares already issued to a Participant, whose employment or engagement with the Company or an Affiliate was terminated for any reason, in the event that after the Termination, such Participant will commence working or providing services to a competitor of the Company or an Affiliate or to a subsidiary or affiliate of such competitor. For the purposes of this Section, a “competitor” shall mean any person or entity that operates, conducts, or manages a business in the field of the Company’s business. This restriction is limited to a time period of 1 year after the termination of employment.

17.3.In the event that the Board has determined that a Participant’s Shares shall be repurchased under any of the aforesaid Sections 17.1-17.2, then the Participant shall be obliged to sell, any Shares that such Participant has received under the Plan, in accordance with the instructions issued by the Board. The determination of the Board in this regard shall be final.

17.4.If the Company is not permitted under Applicable Law to repurchase Shares under Sections 17.1-17.2, the Company may assign such right under the Plan to the Company’s existing stockholders (save, for avoidance of doubt, for other Participants who hold Shares resulting from the grant, exercise or vesting of Awards granted under the Plan or any other employee benefit plan).

18.Changes to the Plan.

The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Awards and/or Shares already granted under this Plan, unless mutually agreed otherwise between the Participants and the Company. Such amendments shall be subject to the approval of the stockholders of the Company if required to do so under Applicable Law. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants, to whom Awards have already been granted.

19.Effective Date and Duration of the Plan

19.1.The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

19.2.The Company shall obtain the approval of the Company’s stockholders for the adoption of this Plan or for any amendment to this Plan, if stockholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the U.S. securities law or the securities laws of jurisdictions applicable to Awards granted to Participants under this Plan, or if stockholders’ approval is required by any authority or by any governmental agency or by any national securities exchange, including without limitation the U.S. Securities and Exchange Commission.

19.3.Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.Successors and Assigns. The Plan and any Award granted thereafter shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

21.Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of a sub-plan (the “Sub-Plan”), and to the extent that the terms and conditions set forth in the Sub-Plan conflict with any provisions of the Plan, the provisions of the Sub-Plan shall govern. Terms and conditions set forth in the Sub-Plan shall apply only to Awards issued to Participants under the jurisdiction of the specific country referred to in the Sub-Plan and shall not apply to Awards issued to any other Participant. The adoption of any such Sub-Plan shall be subject to the approval of the Board and if required the approval of the stockholders of the Company

22.Miscellaneous

22.1.Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, as follows: if to the Company - at its principal offices; if to the Participant - to the Participant’s address, as registered in the Company’s registries. Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within three (3) business days following their deposit for mailing at a post office located in the country of addressee, or seven (7) business days following their deposit for mailing at a post office located outside the country of addressee, and if hand-delivered or sent by facsimile with confirmation of receipt - on the day of delivery (or refusal to receive).

22.2.This Plan (together with the applicable Award Agreement(s) entered into with any Participant) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Awards to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Award Agreement, shall have no force and effect.

22.3.Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Board shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 (or satisfies another exemption under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions with respect to shares delivered under the Plan.

22.4.Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

23.    Provisions for California resident Participant.

Prior to the date, if ever, on which the Shares become a Listed Security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms set forth herein shall apply to Options issued to California Participants.

23.1.Notwithstanding Section 11 of the Plan, the following rules shall apply to any Option in the event of termination of the California Participant’s Continuous Service Status:

23.1.1.If such termination was for reasons other than death, “disability” (as defined below), or cause, the California Participant shall have at least thirty (30) days after the date of such termination to exercise his or her Option to the extent the California Participant is entitled to exercise on his or her termination date, provided that in no event shall the Option be exercisable after the expiration of the Option term as set forth in the Notice of Grant.
23.1.2.If such termination was due to death or “disability” (as defined below), the California Participant shall have at least six (6) months after the date of such termination to exercise his or her Option to the extent the California Participant is entitled to exercise on his or her termination date, provided that in no event shall the Option be exercisable after the expiration of the Option term as set forth in the Notice of Grant.

“Disability” for purposes of this section shall mean the inability of the California Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the California Participant’s position with the Company or the U.S. Subsidiary because of the sickness or injury of the California Participant.

23.2.Notwithstanding anything stated herein to the contrary, no Option shall be exercisable on or after the tenth (10th) anniversary of the Grant Date and any Option Agreement shall terminate on or before the tenth (10th) anniversary of the Grant Date.

23.3.The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of all applicable laws, rules and regulations, at least annually to each California Participant during the period such California Participant has one or more Awards outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such California Participant owns such Shares. The Company shall not be required to provide such information if (i) the issuance is limited to key employees whose duties in connection with the Company assure their access to equivalent information or (ii) the Plan or any agreement complies with all conditions of Rule 701 of the Securities Act of 1933, as amended; provided that for purposes of determining such compliance, any registered domestic partner shall be included within the definition of a “family member” (as that term is defined in Rule 701 of the Securities Act of 1933, as amended).

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